EXHIBIT 24.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated March 29, 1996, which included an explanatory paragraph with respect to the Company's ability to continue as an ongoing concern, accompanying the financial statements of Halsey Drug Co., Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

GRANT THORNTON LLP
New York, New York
May 13, 1996